Exhibit 23.4

Date: 20 September 2023

The Board of Directors

Top Wealth Group Holding Limited

Address: Units 714 & 715, 7F, Hong Kong Plaza,

118 Connaught Road West, Hong Kong

Dear Sirs

TOP WEALTH GROUP HOLDING LIMITED (THE “COMPANY”) – LODGEMENT OF THE FORM F-1 – REGISTRATION STATEMENT IN RELATION TO THE PROPOSED INITIAL PUBLIC OFFERING OF ORDINARY SHARES OF THE COMPANY AND LISTING ITS ORDINARY SHARES ON THE NASDAQ CAPITAL MARKET (collectively the “Proposed Listing”)

We, ALLBRIGHT LAW OFFICES, named as the Legal Adviser to the Company on the laws of the People’s Republic of China in the Form F-1 – Registration Statement or any subsequent amendments (the “Statement”) to be lodged with the Securities and Exchange Commission (the “SEC”) in relation to the Proposed Listing on or about the date of this letter (or such other date as the directors of the Company may determine),do hereby consent to act in such capacity in relation to the Statement.

We have given and have not before the lodgment of the Statement with the SEC, withdrawn our written consent to the issue of the Statement with the inclusion of our name and all references thereto in the form and context in which they are included in the Statement.

Yours faithfully,

For and on behalf of

AllBright Law Offices

/s/ Zou Gige
Name:	Zou Qige (邹其鸽)
Designation: Partner